UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 3, 2007

Date of earliest event reported: August 2, 2007

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Market Place Baltimore, MD	21202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 468-3500

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Newfield Acquisition Agreement. On August 2, 2007, Constellation Energy Partners LLC (the “Company”) entered into a definitive purchase agreement with Newfield Exploration Mid-Continent Inc. to acquire certain oil and gas properties and related assets in Oklahoma for an aggregate purchase price of approximately $128 million, subject to purchase price adjustments. The Company borrowed $13 million under its revolving credit facility to fund an escrow deposit associated with the purchase agreement. The Company expects this acquisition to close in September 2007, subject to customary closing conditions. There can be no assurance that all of the conditions to closing the acquisition will be satisfied. The Company’s obligation to close the acquisition is not conditioned upon the receipt of financing.

Unit Purchase Agreement. On August 2, 2007, the Company also entered into a Common Unit Purchase Agreement (the “Purchase Agreement”) with certain unaffiliated third-party investors (the “Purchasers”) to sell 2,470,592 common units representing Class B limited liability company interests in the Company (the “New Common Units”) in a private placement for an aggregate purchase price of approximately $105 million. The negotiated purchase price is $42.50 per unit. The Company believes that the proceeds from this equity private placement, together with funds available under the Company’s revolving credit facility, will fully fund the purchase price of the Newfield acquisition described above. The Company anticipates that the private placement will close simultaneously with the Newfield acquisition described above. The private placement of the New Common Units pursuant to the Purchase Agreement is being made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

The closing of the private placement is subject to customary closing conditions as well as certain other conditions, including (i) the closing of the Newfield acquisition described above, (ii) the execution by the Company and the Purchasers of a registration rights agreement that will require the Company to file a shelf registration statement for the benefit of the Purchasers within 90 days after the closing of the private placement and (iii) adopting an amendment to the Company’s operating agreement.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On August 3, 2007, the Company issued a press release relating to the Newfield acquisition and Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The press release is being furnished pursuant to General Instruction B.2 of Form 8-K and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor is it subject to the liabilities of that section or deemed incorporated by reference in any filing by the Company under the Exchange Act.

The Company has made certain statements in this Current Report on Form 8-K, and the press release furnished herewith, that are considered forward-looking statements within the meaning of the Exchange Act. These forward-looking statements are largely based on the Company’s expectations, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors. Although the Company believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this Current Report on Form 8-K, and the press release furnished herewith, are not guarantees of future performance, and the Company cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in the Company’s Securities and Exchange Commission filings and elsewhere in those filings. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

Exhibit 99.1	Press Release dated August 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC

Date: August 3, 2007	By:	/s/ Angela A. Minas
Angela A. Minas
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Press Release dated August 2, 2007.